FIRST AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
OF THE RIGHTS, PREFERENCES, PRIVILEGES
AND RESTRICTIONS, WHICH HAVE NOT BEEN SET
FORTH IN THE CERTIFICATE OF INCORPORATION
OR IN ANY AMENDMENT THERETO,
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
INVERSO CORP.

(Pursuant to Section 151 of the General Corporation Law of Delaware)

The undersigned, William A. Hartman and Bonnie L. Hartman, do hereby certify that:

A.           They are the duly elected and acting President and Secretary, respectively, of INverso Corp., a Delaware corporation (the “Corporation”).

B.           The Board of Directors of the Corporation has previously created a series of preferred stock consisting of 4,000,000 shares and designated as the Series A Convertible Preferred Stock.

C.           Pursuant to the Unanimous Written Consent of the Board of Directors of the Corporation dated November 20, 2009, the Board of Directors of the Corporation duly adopted the following resolutions to amend and restate the prior filing respective to the Series A Convertible Preferred Stock to modify the conversion terms and otherwise comply with the designations, powers, preferences, rights, qualifications, limitations and restrictions having been fixed by the Board of Directors:

WHEREAS, the Certificate of Incorporation of the Corporation, as amended, authorizes a class of stock designated as Preferred Stock, with a par value of $0.001 per share (the “Preferred Class”), comprising Twenty Million (20,000,000) shares, and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

WHEREAS, pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation, as amended, a series of preferred stock of the Corporation was previously created out of the authorized but unissued shares of the capital stock of the Corporation, and such series was designated Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock"), and consisted of 4,000,000 of shares of the Corporation’s preferred shares, par value $0.001 per share;

WHEREAS, there are issued but not yet delivered to the Designees, and not in the possession of the Designees, as of the date of this First Amended and Restated Certificate of Designation, 3,702,222 shares of Series A Convertible Preferred Stock, which have been issued but not yet delivered since September 28, 2009, and the Designees of the Series A Convertible Preferred Stock unanimously approved this First Amended and Restated Certificate of Designation;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby amend and restated the rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Preferred Stock as follows:

1.           Definitions.  For purposes of this Certificate of Designation, the following definitions shall apply:

1.1           “Board” shall mean the Board of Directors of the Corporation.

1.2           “Corporation” shall mean INverso Corp., a Delaware Corporation.

1.3           “Common Stock” shall mean the common stock, $0.001 par value per share, of the Corporation.

1.4           “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5           “Conversion Date” shall have the meaning set forth in Section 4(b).

1.6           “Designees” are potential Holders who have not yet received their shares of Series A Preferred Stock and are not in possession thereof.

1.7           “Distribution” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation's stock).

1.8           “Holder” shall mean a holder of the Series A Convertible Preferred Stock.

1.9           “Original Issue Date” shall mean the date on which the first share of Series A Convertible Preferred Stock is issued by the Corporation.

1.10         “Original Issue Price” shall mean $1.00 per share for the Series A Convertible Preferred Stock.

1.11         “Person” shall mean an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.12         “Series A Convertible Preferred Stock” shall mean the Series A Convertible Preferred Stock, $0.001 par value per share, of the Corporation.

1.13         “Subsidiary” shall mean any corporation or limited liability company or corporation of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

1.14         “Warrant” shall have the meaning set forth in Section 4(a).

2.            Dividend Rights.

2.1          In each calendar year, the holders of the then outstanding Series A Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend).  No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series A Convertible Preferred Stock simultaneously.  Dividends on the Series A Convertible Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series A Convertible Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Series A Convertible Preferred Stock, except for such rights or interest that may arise as a result of the Company paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 2.

2.2          Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Series A Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series A Convertible Preferred Stock at the time of such dividend in accordance with Section 4 hereof.

2.3          Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3.           Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Company; whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s shareholders (the “Available Funds and Assets”) shall be distributed to shareholders in the following manner:

3.1          Series A Convertible Preferred Stock. The holders of each share of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or subsequent series of preferred stock, an amount per share equal to the Original Issue Price of the Series A Convertible Preferred Stock plus all declared but unpaid dividends on the Series A Convertible Preferred Stock.  If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Convertible Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series A Convertible Preferred Stock held by each holder thereof.

3.2          Participation Rights.  If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Convertible Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Preferred Stock pro rata according to the number and preferences of the shares of Common Stock and Preferred Stock (as converted to Common Stock) held by such holders.

3.3          Merger or Sale of Assets.  A reorganization or any other consolidation or merger of the Company with or into any other corporation, or any other sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 3, and the Series A Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the General Corporation Law of the State of Delaware and (iii) the rights contained in other Sections hereof.

3.4          Non-Cash Consideration.  If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board

4.           Conversion Rights.

(a)           Conversion of Preferred Stock.  Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time which the holder may elect, in whole or in part, and upon the payment by the holder to the Company of the cash sum of $0.40 per share of Series A Convertible Preferred Stock being converted, into a warrant to purchase One Hundred (100) shares of Common Stock of the Company (each a “Warrant”).  Each Warrant issuable pursuant to this Section 4(a) shall be in form and substance substantially similar to Exhibit A attached hereto and made a part hereof, shall have an exercise period of five (5) years from the issuance date thereof, and shall have an exercise price of $0.004 per shares of common stock to be acquired upon the exercise thereof.

(b)           Procedures for Exercise of Conversion Rights.  The holders of any shares of Series A Convertible Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the Company during regular business hours, at the office of any transfer agent of the Company for the Series A Convertible Preferred Stock, or at the principal office of the Company or at such other place as may be designated by the Company, the certificate or certificates for the shares to be converted (if they have been delivered by the Company to the holder), duly endorsed for transfer to the Company (if required by the Company), accompanied by written notice stating that the holder elects to convert such shares.  Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.”  As promptly as practicable after the Conversion Date, but not later than ten (10) business days thereafter, the Company shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Company, the Warrant to which such holder is entitled.  The holder shall be deemed to have become a holder of record of the Warrant on the Conversion Date.

(c)           Payment of Taxes for Conversions. The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of Warrants on conversion pursuant hereto of Series A Convertible Preferred Stock.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Warrants in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

(d)           Status of Warrants Issued Upon Conversion.  All Warrants which may be issued upon conversion of the shares of Series A Convertible Preferred Stock will upon issuance by the Company be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(e)           Status of Converted Preferred Stock.  In case any shares of Series A Convertible Preferred Stock shall be converted pursuant to this Section 4, the shares so converted shall be canceled and shall not be issuable by the Company.

5.           Adjustment of Conversion Price.

(a)           General Provisions.  In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Company (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Company as an entirety to any other person, the shares of Series A Convertible Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of Warrants or shares of stock or other securities or property of the Company or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Series A Convertible Preferred Stock into Common Stock.  The provisions of this section 5(a) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.  The provisions of this section 5 shall not affect the conversion of the Class A Convertible Preferred Stock in the event of a forward or reverse stock split.

(b)           No Impairment.  The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Convertible Preferred Stock against impairment.  This provision shall not restrict the Company from amending its Articles of Incorporation in accordance with the General Corporation Law of the State of Delaware and the terms hereof.

6.           Notices.  Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if sent via facsimile or reputable overnight courier with a confirmation receipt and addressed to each holder of record at its address appearing on the books of the Company.

7.           Voting Provisions.  Each outstanding share of Series A Convertible Preferred Stock shall be entitled to One Hundred (100) votes per share on all matters to which the shareholders of the Company are entitled or required to vote.

8.           Protective Provisions.  The Company may not take any of the following actions without the approval of a majority of the holders of the outstanding Series A Convertible Preferred Stock:  (i) effect a sale of all or substantially all of the Company’s assets or which results in the holders of the Company’s capital stock prior to the transaction owning less than fifty percent (50%) of the voting power of the Company’s capital stock after the transaction, (ii) alter or change the rights, preferences, or privileges of the Series A Convertible Preferred Stock, (iii) increase or decrease the number of authorized shares of Series A Convertible Preferred Stock, (iv) authorize the issuance of securities having a preference over or on par with the Series A Convertible Preferred Stock, or (v) effectuate a forward or reverse stock split or dividend of the Company’s common stock.  Further, the Company hereby discloses that as of the date hereof, there are not enough authorized but unissued shares of Common Stock of the Company to effectuate the conversion of all the Warrants, and that any Designee or Holder of the Series A Convertible Preferred Stock takes their shares acknowledging this disclosure.  The Company agrees to use its best efforts to cause all the shareholders of the Company to effectuate a reverse stock split as soon as reasonably possible following the issuance of any shares of Series A Convertible Preferred Stock so as to create enough authorized but unissued common stock to allow for the conversion of the Series A Convertible Preferred Stock, and hereby states its intent to do so with in a year of the date hereof.  Any Designee or Holder of the Series A Convertible Preferred Stock may vote his shares in favor of said reverse stock split.

IN WITNESS WHEREOF, the Corporation has caused this First Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary this 20th day of November, 2009.

/s/ William A. Hartman		/s/ Bonnie L. Hartman
By:	William A. Hartman	By:	Bonnie L. Hartman
Its:	President	Its:	Secretary

Exhibit A

Form of Warrant

A

FORM OF WARRANT
INVERSO CORP.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE LAW IS AVAILABLE.

INverso No. [insert]

STOCK PURCHASE WARRANT

THIS IS TO CERTIFY that, for value received, [insert name of holder], a [insert entity type], or its assigns (the “Holder”) is entitled, subject to the terms and conditions set forth herein, to purchase from INverso Corp., a Delaware corporation (the “Company”) up to [insert number (insert number)] fully paid and nonassessable shares of common stock of the Company (the “Warrant Securities”) at the initial price of $0.004 per share but subject to adjustment as provided in Section 3 below, (the “Exercise Price”), upon payment by cashier’s check or wire transfer of the Exercise Price for such shares of the Common Stock to the Company at the Company’s offices.

1.           Exercisability. This Warrant may be exercised in whole or in part at any time, or from time to time, between the date hereof and 5:00 p.m. Pacific Standard Time on [insert date that is five (5) years from the issuance date], by presentation and surrender hereof to the Company of a notice of election to purchase duly executed and accompanied by payment by check or wire transfer of the Exercise Price.

2.           Manner of Exercise.  In case of the purchase of less than all the Warrant Securities, the Company shall cancel this Warrant upon the surrender hereof and shall execute and deliver a new warrant of like tenor for the balance of the Warrant Securities.  Upon the exercise of this Warrant, the issuance of certificates for securities, properties or rights underlying this Warrant shall be made forthwith (and in any event within three (3) business days thereafter) without charge to the Holder including, without limitation, any tax that may be payable in respect of the issuance thereof: provided, however, that the Company shall not be required to pay any tax in respect of income or capital gain of the Holder.

If and to the extent this Warrant is exercised, in whole or in part, the Holder shall be entitled to receive a certificate or certificates representing the Warrant Securities so purchased, upon presentation and surrender to the Company of the form of election to purchase attached hereto duly executed, and accompanied by payment of the purchase price.

3.           Adjustment in Number of Shares.

(A)           Adjustment for Reclassifications.  In case at any time or from time to time after the issue date the holders of the Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefore, other or additional stock or other securities or property (including cash) by way of stock split, spin-off, reclassification, combination of shares or similar corporate rearrangement (exclusive of any stock dividend of its or any subsidiary’s capital stock), then and in each such case the Holder of this Warrant, upon the exercise hereof as provided in Section 1, shall be entitled to receive the amount of stock and other securities and property which such Holder would hold on the date of such exercise if on the issue date he had been the holder of record of the number of shares of Common Stock of the Company called for on the face of this Warrant and had thereafter, during the period from the issue date, to and including the date of such exercise, retained such shares and/or all other or additional stock and other securities and property receivable by him as aforesaid during such period, giving effect to all adjustments called for during such period.  In the event of any such adjustment, the Exercise Price shall be adjusted proportionally.

(B)           Adjustment for Reorganization, Consolidation, Merger.  In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable on the exercise of this Warrant) after the issue date, or in case, after such date, the Company (or any such other corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then and in each such case the Holder of this Warrant, upon the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities or property to which such Holder would be entitled had the Holder exercised this Warrant immediately prior thereto, all subject to further adjustment as provided herein; in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after such consummation.

4.           No Requirement to Exercise.  Nothing contained in this Warrant shall be construed as requiring the Holder to exercise this Warrant prior to or in connection with the effectiveness of a registration statement.

5.           No Stockholder Rights.  Unless and until this Warrant is exercised, this Warrant shall not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company, or to any other rights whatsoever except the rights herein expressed, and, no dividends shall be payable or accrue in respect of this Warrant.

6.           Registration Rights.  The Company is under no obligation to include this Warrant or the Warrant Securities in a registration statement..

7.           Exchange.  This Warrant is exchangeable upon the surrender hereof by the Holder to the Company for new warrants of like tenor representing in the aggregate the right to purchase the number of Warrant Securities purchasable hereunder, each of such new warrants to represent the right to purchase such number of Warrant Securities as shall be designated by the Holder at the time of such surrender.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it and reimbursement to the company of all reasonable expenses incidental thereto, and upon surrender and cancellation hereof, if mutilated, the Company will make and deliver a new warrant of like tenor and amount, in lieu hereof.

8.           Elimination of Fractional Interests.  The Company shall not be required to issue certificates representing fractions of securities upon the exercise of this Warrant, nor shall it be required to issue scrip or pay cash in lieu of fractional interests.  All fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of securities, properties or rights receivable upon exercise of this Warrant.

9.           Reservation of Securities.  The Company shall at all times reserve and keep available out of its authorized shares of Common Stock or other securities, solely for the purpose of issuance upon the exercise of this Warrant, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise hereof.  The Company covenants and agrees that, upon exercise of this Warrant and payment of the Principal Value, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any stockholder.

10.           Notices to Holder.  If at any time prior to the expiration of this Warrant or its exercise, any of the following events shall occur:

(a)           the Company shall take a record of the holders of any class of its securities for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

(b)           the Company shall offer to all the holders of a class of its securities any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option or warrant to subscribe therefor; or

(c)           a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business as an entirety shall be proposed.

then, in any one or more said events, the Company shall give written notice of such event to the Holder at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholder entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale.  Such notice shall specify such record date or the date of closing the transfer books, as the case may be.

11.           Transferability.  This Warrant may be transferred or assigned by the Holder without notice or approval by the Company.

12.           Informational Requirements.  The Company will transmit to the Holder such information, documents and reports as are generally distributed to stockholders of the Company concurrently with the distribution thereof to such stockholders.

13.           Notice.  Notices to be given to the Company or the Holder shall be deemed to have been sufficiently given if delivered personally or sent by overnight courier or messenger, or by facsimile transmission.  Notices shall be deemed to have been received on the date of personal delivery or facsimile transmission.  The address of the Company and of the Holder shall be as set forth in the Company’s books and records.

14.           Consent to Jurisdiction and Service.  The Company consents to the jurisdiction of any court of the State of Delaware, and of any federal court located in Delaware, in any action or proceeding arising out of or in connection with this Warrant.  The Company waives personal service of any summons, complaint or other process in connection with any such action or proceeding and agrees that service thereof may be made at the location provided in Section 13 hereof, or, in the alternative, in any other form or manner permitted by law.  New Castle, Delaware shall be proper venue.

15.           Successors.  All the covenants and provisions of this Warrant shall be binding upon and inure to the benefit of the Company, the Holder and their respective legal representatives, successors and assigns.

16.           Attorneys Fees.  In the event the Investors or any holder hereof shall refer this Warrant to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting collection hereunder, including reasonable attorney's fees, whether or not suit is instituted.

17.           Governing Law.  THIS WARRANT SHALL BE GOVERNED, CONSTRUED AND INTERPRETED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE RULES GOVERNING CONFLICTS OF LAW.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by the signature of its President and to be delivered in [insert city, state].

Dated: [insert date]	INVERSO CORP.
a Delaware corporation

By:
Its:

[FORM OF ELECTION TO PURCHASE]

The undersigned, the holder of the attached Warrant, hereby irrevocably elects to exercise the purchase right represented by this Warrant Certificate for, and to purchase securities of INverso Corp. and herewith makes payment of $__________ therefor, and requests that the certificates for such securities be issued in the name of, and delivered to ___________________, whose address is ______________________________.

Dated: ____________________, 20___

By:
Its:
(Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate)

(Insert Social Security or Other
Identifying Number of Holder)